[LOGO] COMPOSITE
TECHNOLOGY
CORPORATION Innovative Solutions for the Power Industry
-------------------------------------------------------

           For Immediate Release Contact: James Carswell 760-416-8628

          COMPOSITE TECHNOLOGY ANNOUNCES AGREEMENT WITH EU ENERGY INC.

Irvine, California, December 19, 2005 - Composite Technology Corporation ("CTC") (OTC Bulletin Board: CPTC), a leading developer of high-performance composite core cables for electric transmission and distribution lines, announced today that its 100% owned subsidiary CTC Wind Systems Corporation ("CTC Wind") has concluded an agreement ("Agreement") with EU Energy Inc. ("EU Energy"), the U.S. based fully owned subsidiary of EU Energy plc. EU Energy plc, a UK company, acquired DeWind GmBH of Germany in July 2005 and is the owner of the world wide rights to manufacture and sell DeWind products, which include a series of wind energy turbines from 1.25MW to 2.6MW.

EU Energy, has the exclusive rights to manufacture and/or assemble, in the U.S. and Canada, the new 60Hz 2 megawatt DeWind D8.2 wind turbine that will use the Voith WinDrive hydro-dynamic torque converter, which allows constant speed rotation of the synchronous generator to create an output of 13.8kv which can be directly connected to the grid. This is the first time that DeWind turbines will be sold in the US and Canada.

The DeWind D8/D6 turbines were as recently as November of this year noted for having passed their 5-year anniversary for both the D8 series and the D6 series of turbines with zero gearbox failure. A total of 103 units of D6 turbines and 39 units of D8 series turbines have been manufactured and sold during that period. The DeWind D8 and D6 series are among the few wind turbines to have obtained 100% gearbox reliability over 5 years.

The DeWind D8 series has a rated power of 2 megawatts and benefits from the experience and development of the DeWind D6. The turbine has a rotor diameter of 80 meters with 90 meter under development and is available with a hub height of 80 or 100 meters. The D8 is pitch-controlled and operates at variable speed. The D8 is equipped with state-of-the-art system control technology and tailor-made components. The blades, drive train, gear box and generator are tuned to one another in an optimal manner

The D8.2 is the first turbine in the industry to use a mechanical variable speed hydro-dynamic drive coupled to a conventional synchronous generator directly connected to the grid, avoiding the complex and expensive power electronics conversion equipment used in the majority of turbines in the market. This has the particular advantage that the turbine will meet the requirements of all grid codes with no limitations. The inherent damping effect of the WinDrive hydro-dynamic system reduces the mechanical shocks experienced during "low voltage ride through" and is based on the reliable Vorecon technology of Voith AG, a hydro-dynamically adjustable drive that has been extensively used in the gas turbine industry for many years. Voith has experienced a 30-year "mean time between failure" on their Vorecon technology and we believe that the D8.2 introduces a new level of reliability and efficiency to wind generation that will further enhance the excellent operational record of the existing D8 turbine.

EU Energy is currently discussing orders in excess of 1,000 megawatts for the DeWind D8.2 wind turbines with 300 megawatts for delivery in 2007 and the balance over 2008/9/10. It is expected that initial orders will be concluded in January 2006. EU Energy plans to open two assembly plants, with one in the U.S. and the other in Eastern Canada, both are expected to be on line in the first quarter of 2007.

Under the terms of the Agreement between CTC Wind and EU Energy, CTC Wind shall complete a due diligence review of the business and prospects of EU Energy at the end of which CTC Wind shall have the right of acquiring 48% of the issued share capital of EU Energy. In the event CTC decides to pursue the acquisition, CTC Wind will be required to pay to EU Energy $1 million on closing, with a further $4 million due in 2 installments on March 1, 2006 and April 1, 2006, respectively, for the 48% interest in EU Energy. The parties, including their parent corporations, are discussing additional areas of cooperation, including various rights and co-operation agreements between EU Energy/EUEnergy plc and CTC for ACCC cable sales to EU Energy customers, development of a novel composite wind tower, composite towers and poles, credit financing of customer systems, joint carbon fiber purchasing, and composite blade technology.

CTC believes that a strategic investment in EU Energy may enhance the sales of its ACCC cable product by enabling EU Energy to offer a complete solution to those wishing to combine clean generation technology with high performance transmission and distribution cables.

The proposed acquisition reflects the desire of CTC to pursue its goal of introducing new technology and systems that will enhance the efficiency, safety, reliability and performance of our energy grids. CTC's CEO, Benton Wilcoxon, commented that "no one can ignore the need to provide power efficiently and using clean technology. We pride ourselves on having introduced an overhead cable that will save power utilities on capital expenditure and operating costs. We are now poised to be involved with bringing the best of German wind energy technology to the U.S. and Canadian markets that will enhance the "green" power generation capacity of our customers."

Michael Porter, Chairman and CEO of EU Energy plc stated: "The association with CTC will allow us to provide a complete solution to our customers, from generation to interconnection, including expansion of the capacity of the transmission system through which our systems must deliver power. The EU Energy Group is positioning itself to offer the latest in energy efficient technology to its customers, and today's agreement will enable us to further that goal. Our wind generation technology together with the ACCC cable will contribute greatly to increasing the "clean energy" power delivered to users over transmission and distribution grids."

ABOUT EU Energy plc

EU Energy plc is a Milton Keynes, UK based alternative energy group. In July 2005 it acquired DeWind GmbH from FKI plc in the UK. Since this acquisition, it has developed the market for DeWind turbines worldwide and is poised to enter the market in the U.S. and Canada with the new D8.2 60Hz 2 megawatt wind turbine that a torque converter from Voith to which it has exclusive rights for the wind turbine application. DeWind turbines have a recognized track record for reliability. In November 2005, a milestone achievement was recognized by our insurers on the fifth anniversary of "no gearbox failures," as one of the few wind turbines to have obtained 100% gearbox reliability. EU Energy plc markets the DeWind range of products (1.25 to 2 megawatts) worldwide including in India, Eastern Europe and certain niche markets. EU Energy plc usually prefers to establish assembly plants in its local markets. EU Energy plc markets other products including its Aeolian Wingtm, a patented rooftop product and part of a family of Aeolian Planar Concentrators(TM) designed to accelerate the wind flow through a wind turbine. This product has demonstrated a more than 200% increase in energy yield from a turbine. EU Energy plc's focus is on commercializing technology for alternative energy using existing and acquired technology to bring new products to market economically and at the earliest opportunity. For further information visit our website at: www.eunrg.com or contact Layla Porter at + 44 1908 424 455.

ABOUT CTC:

Composite  Technology  Corporation  is  an  Irvine,   California  based  company
providing high performance composite core conductor cables that bring the advantages of high performance composite technology to electric transmission and distribution electrical power lines. ACCC eliminates most of the cable sag that results from the heat caused by electrical transmission, contributing significantly to safety and reliability, and can transmit up to double the power of conventional cables of the same diameter and weight. Because it can operate at significantly higher temperatures, the use of ACCC creates a fundamental new opportunity for our electrical grid managers: the possibility of creating cost effective "reserve transmission capacity" that could ensure continuing grid operation during surges in demand and line failure. In many cases, use of ACCC also:

      --    Reduces the Capital  Expenditure  of  Transmission  or  Distribution
            Operators

            --- The replacement of existing cable with ACCC brings more power to the same destination faster, cheaper and with more certainty than going through the new line design cycle which is usually costly, time consuming, and controversial

            --- In new construction, ACCC requires fewer support structures because it's safe; secure maximum span is greater than traditional cable

            --- Installation uses conventional methods and tools; no expensive refit to use the new technology

      --    Reduces the Operating Cost of Transmission or Distribution Operators

            --- Lower line losses compared to same diameter conventional cables at same operating temperatures

            --- Reduces corrosion concerns since there is no bi-metallic corrosion

For further information visit our website at: www.compositetechcorp.com or contact James Carswell, Director of Investor Relations at +1-760-416-8628.

This press  release may contain  forward-looking  statements,  as defined in the
Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the Commissioner on Form 10K for fiscal year ended September 30, 2005.


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